                                                                   Exhibit 10(R)

                              COAL SALES AGREEMENT

THIS AGREEMENT, effective the 1st day of January, 2002, by and between SIERRA PACIFIC POWER COMPANY, a Nevada Corporation, ("BUYER") with its principal place of business at 6100 Neil Road, Reno, Nevada and ARCH COAL SALES COMPANY, INC., a Delaware corporation, individually and as Agent for Canyon Fuel Company, LLC and the independent operating subsidiaries of Arch Coal, Inc., a Delaware corporation (collectively as "SELLER") with its principal place of business at CityPlace One, Suite 350, St. Louis, Missouri.

                                   WITNESSETH
                                   ----------

WHEREAS, BUYER is a Nevada Public Utility Corporation engaged in the generation, transmission and distribution of electric power and owns and operates the North Valmy Generation Station near Battle Mountain, Nevada ("Station"), with Idaho Power Company ("IPC") owning fifty percent (50%) of the Station; and

WHEREAS, SELLER represents and warrants it is capable of supplying coal to BUYER in accordance with the specifications and terms and conditions set forth herein ("Coal"); and

WHEREAS, the operation of the Station is subject to stringent air quality and other regulations and BUYER and IPC desire to achieve operational efficiencies, the Coal must meet the specifications set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, BUYER and SELLER agree as follows:

I.   TERM

Unless sooner terminated or canceled, the term of this Agreement ("Term") shall be five (5) years commencing January 1, 2002 and ending December 31, 2006.

II.  SOURCE MINES

A. The Coal supplied hereunder shall be produced from SELLER's Sufco, Skyline and Dugout Canyon ("Dugout") mines located in Emery and Sevier Counties, Utah (collectively the "Mines"). SELLER represents and warrants that it has dedicated the Mines to the performance of this Agreement subject to ARTICLE
     X. QUALITY SPECIFICATIONS, Section F below. SELLER shall have the right to direct which of the Mines will originate shipments in accordance with
     ARTICLE IV. ORDERING. SELLER shall use reasonable efforts to maximize shipments from Sufco, and in no event, shall shipments from Sufco be less than 350,000 tons during the period July 1, 2003 through December 31, 2003 and 700,000 tons per year in 2004 through 2006. Additionally, shipments from Dugout shall be no more than 500,000 tons in any calendar year during the Term of this Agreement. Currently, no shipments are anticipated to come from Sufco during calendar year 2002.

B. SELLER represents and warrants that the Mines contain a sufficient quantity of economically recoverable coal that meets the quality specifications and quantity requirements of this Agreement. SELLER further warrants that the title to all Coal delivered under this Agreement shall be good and that such Coal shall be delivered free from any claim, lien or other encumbrance. SELLER shall indemnify BUYER against any and all expenses, damages, and liabilities resulting from breach of this warranty.

C. Subject to the prior written approval of BUYER, SELLER shall have the right to supply coal from sources other than the Mines ("Substitute Coal"), subject to all other terms and conditions of this

     Agreement, provided that any Substitute Coal shall not result in a higher delivered price to BUYER calculated in dollars per million Btu F.O.B. the Station than the price in effect for Skyline under this Agreement at the time of shipment of the Substitute Coal, and provided further that Substitute Coal shipments shall not reduce coal deliveries from Sufco below the levels set forth in ARTICLE II. SOURCE MINES, Section A.

D. BUYER shall have the right to divert shipments to the following generating stations:

          Pinon Pine, Sparks, Nevada
          Reid Gardner, Moapa, Nevada
          Jim Bridger, Point of Rocks, Wyoming
          Boardman, Castle, Oregon

III. QUANTITY

A. The quantity of Coal to be delivered and purchased hereunder on an annual basis shall be the base tonnage specified in the table below ("Base Tons"). At the BUYER'S sole option, the annual Base Tons may be decreased by the amount specified in the table below ("Reduced Tonnage Option"). The BUYER'S Reduced Tonnage Option shall only be valid with respect to the specified calendar year and the annual Reduced Tonnage Option volumes shall not carry over to the next calendar year.

                                   Base Tons     Reduced Tonnage
                                   ---------     ---------------
January 1 - December 31, 2002      1,030,000            0
January 1 - December 31, 2003      1,200,000            0
January 1 - December 31, 2004      1,600,000         75,000
January 1 - December 31, 2005      1,600,000         75,000
January 1 - December 31, 2006      1,600,000         75,000

B. As BUYER intends to take delivery in unit trains, actual tonnage delivered during any calendar year may differ slightly from the Base Tons (less any Reduced Tonnage) in order to accommodate deliveries in unit train lots. Provided, however, that the amount of over-shipment or under-shipment in any calendar year shall be no more than 10,000 Tons of Coal. Differences resulting from truing up of actual deliveries (but not including variances in deliveries due to an event of force majeure) with Base Tons (less any Reduced Tonnage) during any calendar year will be carried over into the following contract year such that the Base Tons for the following year would be decreased or increased by an amount which takes these differences into account. Additionally, BUYER and SELLER agree that up to 50,000 tons of coal per year may be carried into the next calendar year, and shall be delivered by SELLER to BUYER during the first calendar quarter of such calendar year under a mutually agreeable shipment schedule and at the price in effect for the calendar year in which the Coal was originally scheduled for delivery. BUYER and SELLER agree that the Term of this Agreement may be extended for up to three months to allow for the delivery of such Coal.

C. BUYER shall have the right to resell the Base Tons in any calendar year to a third party, provided however, that SELLER shall have the right, but not the obligation to purchase said amount of Coal from BUYER at the price BUYER could otherwise resell the Coal to the third party. In such cases, BUYER will notify SELLER of its intent to resell any coal sold hereunder, specifying the price, volume, and term, and unless otherwise agreed, SELLER shall then have three business days to exercise its right to repurchase said Coal. BUYER agrees to identify the amount of Coal intended for resale as part of the shipment scheduling requirements set forth in ARTICLE IV. ORDERING, Section B. Additionally, all terms and conditions contained in this Agreement between BUYER and SELLER shall apply to all Coal resold in accordance with this ARTICLE III. QUANTITY, Section C.

IV.  ORDERING

A. Shipments utilizing one unit train set will be scheduled on an approximate ratable basis. Further, the parties recognize that BUYER will schedule a second unit train set from time to time and that the operation of the second train set will cause total monthly shipments to be substantially in excess of the approximate ratable basis utilizing one trainset.

B. BUYER shall notify SELLER on or before the fifteenth day of each month of the quantity of Coal to be shipped during the following month. (ie, BUYER will notify SELLER on or before January 15th of the amount of Coal to be shipped during February.) In addition, BUYER shall provide SELLER with its best estimate of the quantity of Coal to be shipped during the following eleven months. Within five days of receipt of BUYER's notice, SELLER shall respond in writing, or by facsimile or electronic mail, to BUYER confirming BUYER's schedule and specifying the source of each of the following month's shipments among Sufco, Skyline and Dugout. In addition, SELLER's response shall also include its best estimate of the sources of the projected quantities of Coal for the following eleven months.

     In the event SELLER is required to estimate future Coal deliveries beyond the twelve-month period, then the following percentage amounts shall be used as an estimate of Coal deliveries from SELLER'S Mines, and shall become effective in the first month following the twelve month forecast period described hereunder:

             Sufco     Skyline    Dugout
             -----     -------    ------
2003          29%        56%        15%
2004-2006     44%        46%        10%

V.   DELIVERY

SELLER shall at its own expense transport to and load the Coal into rail cars F.O.B. at the following loading facilities ("Loading Facilities"):

          Sufco - Levan (Sharp), Utah
          Skyline - Skyline, Utah
          Dugout - Savage Coal Terminal, Wellington, Utah

VI.  SHIPMENTS

A. SELLER shall load the Coal in quantities suitable for unit train loading, consisting of approximately 85 rail cars in accordance with the provisions of ARTICLE IX. SAMPLING AND ANALYSIS. SELLER shall load the Coal in compliance with the rules and regulations as published in the Union Pacific Railroad Company's Circular UP 6602, General Rules for Loading and Handling Coal Trains Originating in Colorado and Utah ("Circular UP 6602"), as amended from time to time, except that Free Time for loading trains at Sharp, Utah shall be four hours. SELLER shall be liable for all demurrage or related charges assessed due to SELLER's failure to comply with the requirements in Circular UP 6602. BUYER shall have the right to increase the number of rail cars in each unit train. However, in no event shall SELLER be required to load more than 11,000 tons in three hours or load unit trains greater than 105 railcars.

B. SELLER shall have the obligation to conform to restrictions on maximum allowable weights as specified in Circular UP 6602, as amended from time to time. SELLER shall be responsible for performing and bearing all costs of removal of excess Coal and all related charges assessed by the railroad for overloading, including but not limited to set out and storage charges.

C. SELLER shall be liable for any incremental transportation charges assessed to BUYER as a result of SELLER's failure to load cars to a minimum car weight of 113 net tons for railcars in a trainload consisting of aluminum 286,000 gross net weight in pounds railcars, and 98 net tons for railcars in a trainload consisting of steel/aluminum 263,000 gross net weight in pounds railcars. BUYER shall have the right to specify new and revised minimum railcar weights from time to time.

D. Rail transportation shall be ordered by BUYER and shall be paid for by "BUYER except when shipments are rejected or acceptance of shipments is revoked by BUYER, which, in such event rail transportation costs will be borne by SELLER. SELLER shall make reasonable efforts to make the necessary arrangements with the railroad for the placement of railcars at the Loading Facility in accordance with the rail transportation arrangements made by BUYER.

E. Upon arrival of each train at SELLER's Loading Facility and prior to commencing loading, SELLER shall make reasonable efforts to check each car for the presence of foreign material and check that each car door is closed and locked.

F. Upon the loading of each train for shipment, SELLER shall promptly fax a shipping notice to: North Valmy Generation Station; Attention: North Valmy Plant Administration; (FAX #: 775-834-3164). The shipping notice shall include the shipment date, shipment number, car initials and numbers, tonnages and the trainload identification numbers.

VII. TITLE AND RISK OF LOSS

Title and risk of loss of the Coal shall pass from SELLER to BUYER as the Coal is progressively loaded into railcars to be provided by BUYER.

VIII. WEIGHING

A. For billing and all other purposes under this Agreement, the weight of the Coal delivered hereunder shall be determined by certified weighing systems at the Loading Facilities when the Coal is loaded. At its expense, SELLER shall directly (or, in the case of Savage Coal Terminal cause the Loading Facility Operator to) inspect, test and calibrate the weighing and measuring devices at least semiannually in accordance with accepted methods. SELLER shall provide copies of the scale certification reports to BUYER. SELLER shall notify BUYER at least seven days prior to such testing and BUYER shall have the right to have a representative present to observe such weighing inspections or tests.

B. If SELLER's scales are determined to be in error in excess of two-tenths of one percent (.2%) as determined by such inspection and certification, an appropriate adjustment shall be made to the Coal's weight and related invoices and payments. Such adjustment shall be retroactive to the time of the error if such time can be factually ascertained. If the time of error cannot be ascertained, it will be deemed to be one-half the time between the last certification of such scales and the time the error in weighing was corrected.

IX.  SAMPLING AND ANALYSIS

A. SELLER warrants that Coal samples will be taken in accordance with ASTM standards at the Loading Facilities.

B.   For the purposes of determining conformance of each shipment of Coal to
     ARTICLE X. QUALITY SPECIFICATIONS, or any other provision of this Agreement, a representative sample of the Coal shall be collected, as set forth in Section C of this ARTICLE IX. SAMPLING AND ANALYSIS, below, in accordance with ASTM standard methods at the Loading Facility as Coal is loaded into each unit train. BUYER may, at its own risk and expense, have a representative present to observe such sampling. The presence of BUYER's representative at the time SELLER samples the Coal does not relieve the SELLER of its obligations to sample and analyze the Coal in conformance with the terms and conditions of this ARTICLE IX. SAMPLING AND ANALYSIS.

C. SELLER shall cause a representative sample to be taken in accordance with ASTM standards at the Loading Facility as Coal is loaded into each unit train. The sample shall be taken by an ASTM mechanical sampler. SELLER shall divide each sample into three parts in accordance with ASTM standards and shall place the parts in suitable airtight containers each of which shall be sealed, documented and controlled for security purposes.

     1. (a) SELLER shall analyze the first part ("Original Sample") on a preliminary basis for Total Moisture, Ash, BTU/lb., and Sulfur (Sulfur to be stated in pounds of sulfur dioxide per million Btu) ("Preliminary Analysis") in accordance with ASTM standards. If the Preliminary Analysis shows that the Coal fails to meet any one of the Rejection Coal Specifications as set forth in ARTICLE
               X. QUALITY SPECIFICATIONS, BUYER may, at its option, exercise any of its rights set forth in ARTICLE XI. COAL QUALITY PENALTY/REFUSABLE COAL. SELLER shall fax a copy the Preliminary Analysis to BUYER within twelve (12) hours of collecting the Original Sample. BUYER shall designate an agent to receive such results after normal business hours.

          (b) In addition, SELLER shall analyze the Original Sample for Total Moisture, Ash, BTU/lb., Ash Fusion Temperature (H=W) and Sulfur (Sulfur to be stated in pounds of sulfur dioxide per million Btu) in accordance with ASTM Methods ("Final Analysis"). SELLER shall fax a copy of the Final Analysis to BUYER within 72 hours after collecting the Original Sample.

          (c) BUYER may, at its sole option and expense, require that the Final Analysis include further testing in accordance with ASTM standards for any or all of those characteristics in ARTICLE X. QUALITY SPECIFICATIONS which were not described in ARTICLE IX. SAMPLING AND ANALYSIS, Section C.1(b). If this analysis shows that the Coal fails to meet any one of the suspension limits set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A, BUYER may, at its option, exercise any of its rights set forth in ARTICLE
               XII. NONCONFORMING COAL.

     2. (a) The second part of the representative sample ("Duplicate Sample") shall be held by SELLER for at least thirty (30) days. BUYER, at its sole expense, may have the Duplicate Sample analyzed in accordance with ASTM standards for any or all of the characteristics in ARTICLE X. QUALITY SPECIFICATIONS ("BUYER's Analysis"). Except as provided in ARTICLE IX. SAMPLING AND ANALYSIS, Section 2(c) , a copy of BUYER's Analysis shall be made available to SELLER within ten (10) days of receipt of the results of BUYER's Analysis.

          (b) If the results of BUYER'S Analysis are within the ASTM allowable reproducibility limits from the result of SELLER's Final Analysis, then SELLER's Final Analysis shall control for purposes of determining compliance with ARTICLE X. QUALITY SPECIFICATIONS, or any other term of this Agreement.

          (c) If SELLER's Final Analysis and BUYER's Analysis results vary by more than the ASTM allowable reproducibility limits, then:

               (i) A copy of BUYER's Analysis shall immediately be made available to SELLER; and

               (ii) SELLER shall cause the Referee Sample (referred to in
                    Sub-section (3) of this ARTICLE, below) to immediately be analyzed as provided in Sub-section (3), below, and the results shall immediately be made available to both SELLER and BUYER.

     3. (a) The third part of the representative sample ("Referee Sample") shall be held by SELLER for at least forty-five (45) days for analysis by an independent laboratory as set forth below.

          (b) If SELLER's Final Analysis and BUYER's Analysis results vary by more than the ASTM allowable reproducibility limits, then the Referee Sample shall be analyzed in accordance with ASTM standards by a mutually acceptable independent laboratory. The results of the Referee Sample analysis shall be furnished to both SELLER and BUYER and shall control for purposes of determining compliance with ARTICLE X. QUALITY SPECIFICATIONS and any other term of this Agreement. The cost of the Referee Sample analysis shall be paid equally by BUYER and SELLER.

D. SELLER shall, at its own cost, cause the mechanical sampler to be dynamically bias tested by an independent third party at least every 24 months during the Term of this Agreement. SELLER shall provide copies of the sampler test reports to BUYER. BUYER shall have the right to have a representative present during the sampler tests.

X.   QUALITY SPECIFICATIONS

A. All Coal to be delivered under this Agreement shall substantially conform to the following Typical Coal Specifications:

                          COAL SPECIFICATION
                          ------------------
                              as Received

                               Sufco
                               -----

                               Typical      Suspension   Rejection
                              --------      ----------   ---------
Size (ASTM #D4749)             2" x 0
Total Moisture %                 9.8           12.5        13.0
Ash %                            8.5           12.0        13.0
Heat Content (BTU/1b)          11,400         10,950     10,500
Ash Fusion (ST H=W)           2100(0)F
Sulfur (Lbs. S02/MMBtu)         0.80           1.0         1.10
Grindability (HGI)               45
Iron Oxide % (Fe203)            5.5
Sodium Oxide % (Na20)           3.8
Fines %*                         43

                            Skyline
                            -------

                            Typical      Suspension   Rejection
                            -------      ----------   ---------
Size (ASTM #D4749)          2" x 0
Total Moisture %              8.5           12.0         13.0
Ash %                         9.0           12.0         13.0
Heat Content (BTU/lb)       11,710         11,255       10,800
Ash Fusion (ST H=W)        2150(0)F
Sulfur (Lbs. S02/NEvlBtu)    0.74            1.0         1.10
Grindability (HGI)             46
Iron Oxide % (Fe203)          6.0
Sodium Oxide % (NaZO)         1.2
Fines %*                       50

                            Dugout
                            ------

                            Typical      Suspension   Rejection
                            -------      ----------   ---------
Size (ASTM #D4749)          2" x 0
Total Moisture %               6.2          10.0         11.0
Ash %                         10.5          12.0         13.5
Heat Content (BTU/lb)       11,960         11,380      10,800
Ash Fusion (ST H=W)        2400(0)F
Sulfur (Lbs. S02/MMBtu       1.04           1.10        1.10
Grindability (HGI)             43
Iron Oxide % (Fe203)          3.5
Sodium Oxide % (NaiO)         0.8
Fines %*                       45

     * Fines in weight % measured through a 1/4 inch square screen. Wire size for sieve as listed in ASTM Specification E-11.

B. SELLER agrees to permit and/or make all necessary arrangements for access during normal business hours by BUYER, at BUYER's risk and expense to any properties, equipment or facilities related to SELLER'S performance under this Agreement.

C. The Coal shall be mixed thoroughly so that the quality thereof after being loaded into the rail cars shall be consistent within each car of the unit train and that the Coal shall be prepared substantially free of impurities.

D. BUYER, through its agents, representatives or employees, shall have the right to inspect the Coal at BUYER's risk and expense at any time prior to unloading at the Station and to inspect any properties, equipment or facilities during normal business hours related to SELLER's performance under this Agreement, including, but not limited to, SELLER's reserves, mining operations, hauling operations, storage operations or loading operations. BUYER's inspection pursuant to this ARTICLE X. QUALITY SPECIFICATIONS, Section D, does not relieve SELLER of its obligations to deliver Coal to BUYER in conformance with the quality specifications set forth in this ARTICLE X. QUALITY SPECIFICATIONS.

E. BUYER shall be entitled to randomly sample the Coal using ASTM standards during any such inspection ("Inspection Sample") and analyze the Inspection Sample using ASTM standard methods.

F. Because BUYER has not utilized Coal from Dugout at the Station, BUYER requires that a test burn be conducted. The test burn will require up to 50,000 tons of representative quality Coal from Dugout and would be conducted on a schedule mutually agreeable between BUYER and SELLER. If, as a result of the test bum, BUYER, in its sole reasonable judgment, determines that Coal from Dugout is not suitable for use at the Station, BUYER shall so notify SELLER in writing no later than thirty (30) days after completion of the test burn. SELLER agrees to terminate shipments from Dugout upon receipt of SELLER's notice. BUYER and SELLER agree to meet thereafter to discuss the reasons for the unsuitability and what, if anything, can be done to make Coal from Dugout suitable. BUYER and SELLER agree that SELLER intends to utilize Coal from Dugout to supply a portion of the annual volumes set forth in ARTICLE III. QUANTITY, Section A. If BUYER determines the Coal from Dugout is unsuitable, SELLER may elect to reduce the annual volumes set forth in ARTICLE III. QUANTITY, Section A, by 15% for the remainder of 2002-2003 and by 10% for 2004-2006. SELLER shall notify BUYER in writing of its election to reduce volumes no later than seven days after receipt of BUYER's notice of Dugout's unsuitability for use at the Station.

G. BUYER AGREES THAT SELLER MAKES NO EXPRESS WARRANTIES OTHER THAN THOSE SET FORTH IN THIS AGREEMENT. SELLER MAKES NO WARRANTY CONCERNING THE SUITABILITY OF COAL DELIVERED HEREUNDER FOR USE IN BUYER'S PLANT, OR OTHER ELECTRIC GENERATION STATIONS. ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED.

H. If, at any time after the date deliveries commence under this Agreement, BUYER reasonably and in good faith determines a material inability to burn the Coal purchased under this Agreement, BUYER may, at its option and upon notice confirmed in writing and sent to SELLER by certified mail, facsimile, or other electronic methods, suspend future shipments except shipments already loaded into railcars from the Mine(s) which produce the unacceptable Coal. SELLER may, within thirty (30) days of receipt of BUYER's notice, provide BUYER with reasonable assurances that subsequent monthly deliveries of Coal shall improve the combustion characteristics of the Coal. If SELLER fails to provide such assurances within said thirty day period, or if SELLER provides assurance but is unable to cure BUYER's inability to burn the Coal, BUYER may terminate shipments from the affected Mine(s) by giving written notice of such termination within five (5) days from the end of such thirty day period. In the event BUYER exercises its right under this Section, and terminates deliveries from the affected Mine(s), then SELLER shall continue to supply Coal from the unaffected Mine(s) and the shortfall created by the unburnable Coal would be determined in accordance with the forecast schedule set forth in ARTICLE
     IV. ORDERING, Section B. Additionally, both parties shall be relieved from any further rights, duties, obligations or liabilities under this Agreement for that portion of deliveries that would have been delivered from the affected Mine(s), except for payment of any sums due and owing for deliveries made under this Agreement prior to the termination of deliveries from the affected Mine(s).

I. In the event that certain Coal quality parameters create combustion related problems at the Station, BUYER may, upon notice confirmed in writing and sent to SELLER by certified mail, facsimile, or other electronic method, suspend future shipments except shipments already loaded into railcars. SELLER shall, within thirty (30) days of receipt of BUYER's notice, provide BUYER with reasonable assurances that subsequent monthly deliveries of Coal shall improve the combustion characteristics of the Coal. If SELLER fails to provide such assurances within said thirty (30) day period, or if SELLER provides assurance but is unable to change the certain Coal quality parameters which created such combustion related problems, BUYER may terminate shipments from the affected Mine by giving written notice of such termination within five (5) days from the end of the thirty (30) day period. Additionally, SELLER shall continue to supply Coal from the unaffected Mines and the shortfall created by the non-conforming Coal would be determined in accordance with the forecast schedule set forth in ARTICLE IV. ORDERING, Section B. A waiver of this right for any one period by BUYER shall not constitute a waiver for subsequent periods. If SELLER provides such assurances to BUYER, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up subject to the mutual agreement of BUYER and SELLER. BUYER shall not unreasonably withhold its acceptance of SELLER'S assurances, or delay the resumption of shipments. The parties recognize that BUYER, in accordance with ARTICLE XI. COAL QUALITY PENALTY/REFUSABLE COAL, has the right to reject shipments that do not conform with the rejection limits set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A., for Total Moisture, Ash, Sulfur (Sulfur to be stated in pounds of sulfur dioxide per million Btu), and Btu/lb. This Section I. is intended to apply to all constituents and properties of the Coal shipped hereunder (except for Total Moisture, Ash, Btu/1b., and Sulfur, with Sulfur to be stated in pounds of sulfur dioxide per million Btu) that individually or in combination cause the Coal to be unburnable as defined herein.

XI.  COAL QUALITY PENALTY/REFUSABLE COAL

A. If the quality of any trainload of Coal hereunder based upon the Preliminary Analysis authorized under ARTICLE IX. SAMPLING AND ANALYSIS exceeds the rejection limits set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A, by an amount that causes it to be unburnable in the sole discretion of the BUYER, BUYER may refuse to accept delivery of the trainload, all expenses to be paid by SELLER. BUYER may stop any train in route all expenses to be paid by the SELLER. BUYER shall-give SELLER such notice by telephone as soon as is reasonably possible and shall provide written notice no more than two business days after such selection is made by BUYER. BUYER must reject such Coal within twenty-four (24) hours of receipt of the Preliminary Analysis or such right to reject is waived.

     When a train is rejected, SELLER shall have twenty-four (24) hours from the time BUYER notifies SELLER of the rejection to make arrangements to dispose of the Coal. BUYER may, at its discretion, lease the train to SELLER at prevailing lease rates in order to transport rejected Coal to a new destination. The train will be returned to BUYER at any of SELLER's Loading Facilities within 6 days of the rejection notice. SELLER agrees not to hold BUYER responsible for missing any loading dates or volumes due to SELLER's use of train for transporting rejected Coal.

B. If the quality of any trainload of Coal hereunder exceeds the reject limits set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A, and BUYER intends to utilize the Coal, that shipment shall be subject to a $1.00 per ton penalty that shall be credited to BUYER. This penalty shall be in addition to the price adjustments set forth in ARTICLE XV. HEAT CONTENT ADJUSTMENT, and ARTICLE XVI. S02 ADJUSTMENTS.

XII. NON-CONFORMING COAL

A. Should the weighted monthly average of all shipments from each Mine based upon the Final Analysis or Referee Sample Analysis of all monthly shipments, fail to meet any one or more of the suspension limits (except BTU/1b) set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A., or should SELLER deliver three (3) trains in a six (6) month period that fail to meet the rejection limits set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A., BUYER may upon notice confirmed in writing and sent to SELLER by certified mail, facsimile, or other electronic method, suspend future shipments with the exception of any shipments already loaded into railcars. SELLER shall, within thirty (30) days of receipt of BUYER's notice, provide BUYER with reasonable assurances that subsequent monthly deliveries of Coal shall meet or exceed the suspension limits (except BTU/1b) set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A. If SELLER fails to provide such assurances within said thirty (30) day period, BUYER may terminate shipments from the affected Mine by giving written notice of such termination at the end of the thirty (30) day period. Additionally, SELLER shall continue to supply Coal from the unaffected Mines and the shortfall created by the non-conforming Coal would be determined in accordance with the forecast schedule set forth in ARTICLE IV. ORDERING, Section B. A waiver of this right for any one period by BUYER shall not constitute a waiver for subsequent periods. If SELLER provides such assurances to BUYER, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up subject to the mutual agreement of BUYER and SELLER. BUYER shall not unreasonably withhold its acceptance of SELLER'S assurances, or delay the resumption of shipments.

B. All costs,.expenses or damages incurred by BUYER in the course of SELLER assuring BUYER of SELLER's ability to conform to the quality specifications, after giving notice to SELLER of SELLER's failure to meet any one or more of such suspension limits, shall be paid to BUYER by SELLER. Nothing herein shall limit the remedies available to BUYER under the Uniform Commercial Code as enacted in the State of Nevada (UCC).

XIII. DEFAULT EVENTSIREMEDIES

A.   A default event shall mean any of the following:

     1.   SELLER fails to supply Coal subject to:

          (a) The quality specifications set forth under the suspension and rejection limits of ARTICLE X. QUALITY SPECIFICATIONS, Section A., and

          (b) The quantity specifications set forth under ARTICLE III. QUANTITY. Sections A. and B., unless otherwise excused under
               ARTICLE XVIII. FORCE MAJEURE.

     2. SELLER fails to provide assurances as required in ARTICLE XII. NON-CONFORMING COAL, Section A.

     3. SELLER, having given adequate assurances, fails to commence delivery of Coal conforming to the Typical Coal Specifications set forth in
          ARTICLE X. QUALITY SPECIFICATIONS, Section A., within thirty (30) days after the date of SELLER providing assurances to BUYER as required in
          ARTICLE XII. NON-CONFORMING COAL, Section A.

     4. SELLER delivers within three (3) months after the date of SELLER'S resumption of shipments under ARTICLE XII. NON-CONFORMING COAL, Section A, three shipments of Coal which fail to meet any one or more of the reject limits set forth in ARTICLE X. QUALITY SPECIFICATIONS, Section A.

     5. Either party commits a material breach of its obligations under this Agreement and the breaching party fails to cure such material breach within thirty (30) days after receipt of written notice from the non-breaching party describing the breach.

     6. BUYER or SELLER fails to pay any payment required by the Agreement when due and such failure is not remedied within fourteen (14) days after written notice thereof, provided however, that the payment is not subject to ARTICLE XVII. PAYMENT.

     7. BUYER or SELLER files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors; has such petition filed or a proceeding commenced against it, otherwise becomes bankrupt or insolvent (however evidenced); fails or is unable generally to pay its debts as they become due; or seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets.

B. In the event either party is in default, the other party may, in addition to and not in limitation of other rights provided for in this Agreement, do one or more of the following:

     1.   Cancel this Agreement.

     2. Exercise all remedies available to either BUYER or SELLER under the entire UCC or any provision thereof.

XIV. COAL PRICE

A. The price per ton (2000 pounds) to be paid by BUYER to SELLER for the Coal delivered hereunder shall be fixed for each calendar year for the duration of the agreement at the prices indicated below F.O.B. rail cars at SELLER'S Loading Facility for each Mine. This price includes all taxes, costs of compliance with all laws and regulations, royalties and other fees applicable to the production and sale of Coal under this Agreement, except that State of Nevada Use Tax shall be to BUYER's account.

                                      Sufco     Skyline       Dugout
                                     ------     -------       ------
Effective January 1, 2002            $18.50      $19.00       $19.30
Effective January 1, 2003            $19.05      $19.57       $19.88
Effective January 1, 2004            $19.63      $20.15       $20.48
Effective January 1, 2005            $20.22      $20.76       $21.09
Effective January 1, 2006            $20.82      $21.38       $21.72

B. SELLER represents that the cost of compliance with all governmental laws and regulations in effect as of November 15, 2001 is included in the initial Coal prices. Subsequent to such date new laws or regulations, changes in the interpretation or enforcement practices concerning existing laws as well as changes in presently existing federal, state, and local laws, rules and regulations that impose additional costs, or reduce such costs being imposed to mine, process, transport, or sell Coal and which were not being incurred as of November 15, 2001, (collectively "Change in Governmental Imposition") shall be passed through to BUYER or SELLER, as the case may be, pursuant to Sections C through H below. SELLER and BUYER agree that cost changes due to changes in percentage depletion allowance shall not qualify as a Change in Governmental Imposition.

C.   There are two categories of Change in Governmental Imposition:

     1. Any Change in Governmental Imposition that is directly assessed against SELLER as a dollar per ton, a dollar per million Btu or as a percent of sales price shall be passed in its entirety to BUYER as an adjustment to the base prices, subject to the limitations in Section E below. Examples include, but are not limited to, regulations impacting Btu, carbon, mercury, sodium dioxide, Federal Black Lung, Federal Reclamation Fee, Severance Tax, and Federal Coal Royalty.

     2.   Any other Change in Governmental Imposition not described by ARTICLE
          XIV. COAL PRICE, Section C.(1) shall be calculated as follows:

          (a) The total Change in Governmental Imposition shall be calculated for each Mine as each such change is incurred.

          (b) The total amount calculated pursuant to Subsection (a) above shall be divided by the total number of tons produced by the respective Mine for the applicable time period involved to yield the dollar per ton impact.

          (c) Every Change in Governmental Imposition pursuant to this Subsection (2) will first be rounded to the nearest thousandth of a cent and then reduced by $0.10 per ton. If the Change in Governmental Imposition is less than $0.10 per ton then there shall be no change to the Coal prices.

D. The following procedure applies when SELLER claims that there has been a Change in Governmental Imposition that is eligible to impact Coal prices, but the cumulative Coal price increase for the life of this Agreement in the Governmental Imposition category is less than or equal to $2.00 per ton each in either Subsection C.(1) or Subsection C.(2).

     1. SELLER shall notify BUYER within sixty days of the effective date of any Change in Governmental Imposition. Such notification shall include SELLER's non-binding indication of whether the Change in Governmental Imposition is significant.

     2. As soon as possible after such notification, SELLER shall provide BUYER with written cost per ton calculations and satisfactory evidence of the pertinent Change in Governmental Imposition. Such calculations, together with supporting documentation and workpapers will be sufficient to allow a knowledgeable person to determine the reasonableness and accuracy of SELLER's calculations.

     3. BUYER shall have ninety (90) days to review the materials provided by SELLER pursuant to Subsection (2) above and provide SELLER with notice of acceptance or dispute of such Change in Governmental Imposition and resulting Coal price adjustments.

     4. If BUYER accepts SELLER's calculation of the Change in Governmental Imposition, the Coal prices will be adjusted retroactively for a period beginning (i) on the effective date of such Change in Governmental Imposition if SELLER's notice of the same was within the sixty day deadline referenced in Subsection (1) above; or (ii) sixty days prior to the date of SELLER's initial notification if SELLER failed to comply with such deadline. BUYER or SELLER as the case may be shall make payment of a Change in Governmental Imposition that is retroactive within 20 days of SELLER's invoice or credit memorandum, and the per ton impact shall be reflected in the revised Coal prices for subsequent deliveries.

     5. If BUYER or SELLER disputes such calculations, then BUYER and SELLER shall have up to sixty days from the notice of dispute to resolve the dispute. If the dispute cannot be resolved within the sixty day period, then the dispute shall be arbitrated as set forth in ARTICLE XXIII. DISPUTE RESOLUTION, as modified by this Subsection. The sole questions for the arbitrator to decide will be the correct amount of Change in Governmental Imposition and the corresponding change in Coal prices. If BUYER or SELLER elect to arbitrate a dispute arising from a Change in Governmental Impositions, then BUYER and SELLER agree to be bound by the arbitrators' ruling and apply it retroactively to the effective date of such Change in Governmental Imposition pursuant to Paragraph 4 of this Section (D) and this Agreement shall not be terminated as a result of the arbitrators' ruling.

E. When the Changes in Governmental Impositions described by ARTICLE XIV. COAL PRICE, Section C.(I) reach a cumulative amount exceeding $2.00 per ton, then these additional procedures will apply following the ninety day review period referenced in Section (D)(3).

     1. If BUYER accepts the validity of the charge, BUYER and SELLER agree to meet to discuss which, if either party, agrees to absorb the amount of the ARTICLE XIV. Section C.(1) cost that exceeds $2.00 per ton. Such meeting shall take place within 5 days of BUYER's notice of acceptance as provided for in this ARTICLE XIV. COAL PRICE, Section D.(3). If either party agrees to absorb such amount, then this Agreement shall remain in full force and effect. If neither party agrees to absorb such amount, then this Agreement shall terminate 90 days from the meeting date. During the final ninety day period, the Coal prices shall be adjusted to reflect fifty percent (50%) of the subject
          ARTICLE XIV. COAL PRICE, Section C.(1) charge and shall not be subject to any other adjustments for a Change in Governmental Imposition for as long as this Agreement remains in effect.

     2. If BUYER disputes the validity of the charge, such dispute shall be resolved pursuant to ARTICLE XIV. COAL PRICE, Section D(5).

F. When the Change in Governmental Impositions described in ARTICLE XIV. COAL PRICE, SECTION C.(2) reach a cumulative amount exceeding $2.00 per ton, then these additional procedures will apply following the ninety day review period referenced in Section (D)(3).

     1. If the BUYER accepts the validity of the charge, BUYER and SELLER agree to meet to discuss which, if either party, agrees to absorb the amount of this ARTICLE XIV. COAL PRICE, Section C.(2) cost that exceeds $2.00 per ton. Such meeting shall take place within 5 days of BUYER's notice of acceptance as provided for in this ARTICLE XIV. COAL PRICE, Section D.(3). If either party agrees to absorb such amount, then this Agreement shall remain in full force and effect. If neither party agrees to absorb such amount, then this Agreement shall terminate ninety (90) ~ days from the meeting date. During the final ninety day period, the Coal prices shall be adjusted to reflect fifty percent (50%) of the subject ARTICLE XIV. COAL PRICE(C)(2) charge and shall not be subject to any other adjustments for a Change in Governmental Imposition for as long as this Agreement remains in effect.

     2. If BUYER disputes the validity of the charge, such dispute shall be resolved pursuant to this ARTICLE XIV. COAL PRICE, Section D.(5).

G. In the event that BUYER contends that SELLER has failed to claim and calculate an available Change in Governmental Imposition, the parties agree as follows:

     1. BUYER will give SELLER notice within sixty (60) days of the effective date that it believes that a Change in Governmental Imposition has provided a cost saving opportunity that should be passed through retroactively as of the effective date of such Change in Governmental Imposition to BUYER by an adjustment to the Coal prices. If BUYER fails to notify SELLER of a Change in Governmental Imposition within the required sixty day period, then the effective date of the Change in Governmental Imposition would then become sixty days prior to the date of BUYER's initial notification, unless the discovery of a Change in Governmental Imposition occurs during annual audit by BUYER as set forth in ARTICLE XIX. AUDIT/INSPECTION when the effective date of any change in Coal prices shall be the effective date of the Change in Governmental Imposition.

     2. SELLER will then calculate the available cost changes related to such Change in Governmental Imposition as soon as possible and calculate the related adjustment to the Coal prices. SELLER shall provide BUYER with its calculations and related documentation sufficient to allow a knowledgeable person to determine the reasonableness and accuracy of the possible cost change on a dollar per ton basis.

     3. BUYER shall have ninety (90) days after receiving such documentation, to give SELLER notice of acceptance or dispute of such calculations. If BUYER disputes such calculations, then such dispute will be resolved pursuant to this ARTICLE XIV. COAL PRICE, Section D.(5).

H. BUYER and SELLER mutually agree that time is of the essence as it relates to the obligations of the parties under this ARTICLE XIV. COAL PRICE.

XV.  HEAT CONTENT ADJUSTMENT

In the event the weighted average heat content of all Coal shipped in any calendar month is less than the guaranteed Btu/lb as specified in this ARTICLE
XV. HEAT CONTENT ADJUSTMENT, then a Heat Content Penalty in an amount determined by the following formula, shall apply. Heat content adjustments shall be calculated separately for each Mine from which Coal was shipped hereunder

     Heat Content Penalty = Price Per Ton x Btu I- Btu2 x Tons Shipped
                                            -----------
                                              Btul

In the event the weighted average heat content of all Coal shipped in any calendar month is greater than the guaranteed Btu/lb as specified in this
ARTICLE XV. HEAT CONTENT ADJUSTMENT, then a Heat Content Premium in an amount determined by the following formula shall apply:

     Heat Content Premium=Price Per Ton x Btu2- Btu 1 x Tons Shipped
                                          -----------
                                             Btu l

     Where:

          "Price Per Ton" =          The price set forth in ARTICLE XIV. COAL
                                     PRICE for the Mine in dollars per ton;

          "Btu l" =                  The guaranteed heat content in
                                     Btu/lb (as received basis) as
                                     follows: Sufco - 11,400, Skyline -
                                     11,710, Dugout -- 11,960;

          "Btu2" = The weighted average as received heat content (as determined in accordance with ARTICLE IX. SAMPLING AND ANALYSIS) for all Coal shipped for the month from the Mine;

          "Tons Shipped" =           The total number of tons of Coal received
                                     for the contract month.

There shall be no Heat Content Premium or Penalty for the month if the weighted average Btu content of all Coal shipped from the Mine in that month is greater than or equal to [Btu1 - 50 Btu/lb.], but less than or equal to [Btu1 + 50 Btu/1b.].

BUYER shall send SELLER a written calculation of the Heat Content Penalty or Premium by Mine within thirty (30) days after the end of each month. Payment or credit shall be made within fifteen (15) days of receipt of the written calculation.

XVI. S02 ADJUSTMENTS

If the weighted average pounds of S02 per million BTU (lbs S02/MMBTU) on an as received basis of all shipments accepted by BUYER in a calendar month from a Mine differs from the base lbs S02/MMBTU for that Mine, then a S02 adjustment in an amount determined by the following formula shall apply

     Sulfur Adjustment = (Base S02 - Actual S02) X (BTU2) X (Value S02)
                         ----------------------------------------------
                                            1,000,000

     Where:

          "Base S02" =   The specification in lbs S02/MMBTU (as received basis)
                         for the Mine as follows: Sufco - 0.80, Skyline - 0.74,
                         Dugout -1.04;

          "Actual S02" = The weighted average lbs S02/MhlBTU (as received basis) for that Mine (as determined in accordance with
                         ARTICLE IX. SAMPLING AND ANALYSIS) for all Coal shipped for the month from the Mine;

          "Btu2" =       The weighted average as received heat content
                         (as determined in accordance with ARTICLE IX. SAMPLING AND ANALYSIS) for all Coal shipped for the month from the Mine;

          "Value S02" =  The average price of S02 allowances for the month in dollars per ton of S02 determined by summing the "Air Daily Market Price Indices" during the month divided by the number of indices published in "Air Daily" during the month.

     Lbs S02/MMBTU shall be calculated as follows:

          Lbs S02/MMBTU = % Sulfur x 20,000
                          -----------------
                               BTU/lb

BUYER shall send SELLER a written calculation of the S02 adjustment by Mine within thirty (30) days after the end of each month. Payment shall be mailed by SELLER within twenty (20) days of receipt of the written calculation. If an additional payment is due SELLER, BUYER shall make payment within twenty (20) days of SELLER's review of BUYER's written calculations.

XVII. PAYMENT

By the tenth day of the month, SELLER shall send BUYER an invoice for all Coal received in the previous month. The invoice shall include train numbers, tonnage per train, price per ton, Mine, and Loading Facility. Invoices should be sent to:

          Fuels Accountant, General Accounting Department
          Sierra Pacific Power Company
          P.O. Box 98910
          Las Vegas, NV 89151

Payment for the Coal shall be made by BUYER within twenty (20) days of receipt of the invoice.

XVIII. FORCE MAJEURE

A. Definition of Force Majeure. The term "force majeure" as used in this Agreement shall mean any causes beyond the control and not caused by the fault or negligence of the affected party that the affected party is unable to overcome or mitigate, such as Acts of God, acts of the public enemy, insurrections, riots, strikes, or labor disputes, power, labor or material shortages, fires, explosions, floods, breakdowns of or damage to plants, mines, equipment or facilities, interruptions to or contingencies of transportation, embargoes, court or commission orders, inability to obtain necessary permits, licenses, and governmental approvals after applying for same with reasonable diligence, unforeseen mining conditions, unforeseen geologic faults, or other causes of a similar nature that wholly or partially prevent the mining, loading, and/or delivery of Coal by SELLER from the Mines, or the receiving, unloading or consuming of Coal by BUYER in the generation of electricity at any of units at the Station or other generating stations then receiving Coal under this Agreement, or the transmission of electricity; provided, however, that the excuse of force majeure shall not be available to SELLER if the delay or failure in its performance arises from a defect in the rights entitling SELLER to mine and remove Coal at the Mines. Failure to prevent or settle any strike or labor trouble shall be considered beyond the control of the party claiming such excuse for nonperformance. The party claiming force majeure shall give prompt notice by telephone as soon as possible after the occurrence of the event of force majeure and shall promptly give the other party written notice describing the nature of the occurrence and its probable duration.

B. Suspension of Obligations. Neither party shall be under any obligation nor subject to any liability (except payment of invoices for Coal already delivered) for failure to perform any of its obligations under this Agreement as the result of a force majeure event, and the obligations of the party claiming force majeure shall be suspended to the extent made necessary by such force majeure and during its continuance. Should the situation of a total force majeure at one or more Mine(s) exceed twelve months, the party not claiming force majeure shall have the option to terminate the Mine source(s) under this Agreement upon sixty days written notice.

C. Full or Partial Force Majeure Tonnage Allocation. During the period that an event of force majeure causes a complete reduction in the total quantity of Coal SELLER can deliver from one or more Mines, deliveries shall cease from the affected Mine(s) and shall continue from the unaffected Mine(s) in accordance with the schedule set forth in ARTICLE IV. ORDERING, Section B., from the unaffected Mine(s). During the period that an event of force majeure causes a partial reduction in the total quantity of Coal SELLER can deliver from the affected Mine(s), SELLER first shall continue to deliver Coal from the unaffected Mine(s) in accordance with the schedule set forth in ARTICLE IV. ORDERING, Section B., and then curtail any spot deliveries from the affected Mine(s) that SELLER is not committed to sell. If necessary, SELLER shall apportion the Coal that it is able to deliver from the affected Mine(s) pro rata among the BUYER and all other customers supplied Coal from the affected Mine(s) under existing agreements. During the period that an event of force majeure causes a partial reduction in the total quantity of Coal that BUYER can consume at the Station , BUYER shall apportion its Coal requirements pro rata among SELLER and any other parties with whom BUYER has contracted to supply Coal to the Station. The party not invoking force majeure shall have the right to require the make-up of deliveries suspended during the force majeure, subject to a mutually acceptable scheduling of such make-up deliveries. The price for make-up of such force majeure tonnage shall be as follows:

     . If the force majeure was declared by the SELLER, then the price shall be the price in effect at the time the force majeure was declared by the SELLER.

     . If the force majeure was declared by the BUYER, then the price shall be the price in effect at the time the Coal deliveries are made up.

XIX. AUDIT/ INSPECTION

BUYER, and its authorized agents which have signed appropriate confidentiality agreements with SELLER, at BUYER's risk and expense, shall have the right to make inspections of the properties and related operations of SELLER insofar as may be reasonably required to verify SELLER'S representations and claims relating to the performance of its obligations hereunder. In addition, BUYER or SELLER, upon request, shall furnish the other party and its agents with all information which may be reasonably required to verify quality specifications and to calculate any prices hereunder including verification of any and all passthrough costs. BUYER, upon request to SELLER, at BUYER's risk and expense, shall have the right to verify by audit all information regarding quantity requirements, quality specifications and prices charged hereunder. SELLER shall maintain all such records for a period of twenty-four (24) months from the creation of the records.

XX.  NOTICES

Unless otherwise provided in this Agreement, all notices under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or sent by overnight mail service to:

          BUYER:

          Fuels Department
          Sierra Pacific Power Company
          P.O. Box 98910
          Las Vegas, NV 89151

          SELLER:

          J. Thomas Dilley
          Vice President Administration
          Arch Coal Sales Company, Inc.
          CityPlace One, Suite 350
          St. Louis, MO 63141

XXI. FREEZE CONDITIONING & DUST SUPPRESSION

SELLER shall allow BUYER or its representatives to use BUYER's own equipment or SELLER's equipment to apply freeze conditioning or dust suppressant agents to the Coal supplied herein. The cost of the chemicals used in any such treatment shall be borne by BUYER. At BUYER's option, SELLER shall apply a freeze conditioning or dust suppression agent(s) at a rate (pints per ton) to be specified by the BUYER as the Coal purchased and sold hereunder is loaded into railcars. Such agents shall be approved by BUYER. As full compensation for applying the agents, BUYER shall pay the direct cost of purchasing the agent applied to the Coal purchased and sold hereunder. SELLER shall submit invoices for the agents monthly, which shall be accompanied by documentation satisfactory to BUYER. For billing purposes, SELLER agrees to deduct the weight of any freeze and/or dust conditioning agent from the total weight of each Coal railcar if these chemicals are added prior to weighing the loaded railcar. Specific procedures for determining and administering these weight adjustments will be coordinated among BUYER's Joint Facility Accounting Department, the freeze and/or dust conditioning agent supplier, and SELLER. BUYER will pay invoices within twenty (20) days of receipt of invoices.

XXII. CAPTIONS AND SEVERABILITY

All ARTICLE captions are inserted for convenience and shall not affect the interpretation of this Agreement. Any provision of the Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

XXIII. DISPUTE RESOLUTION

A. The parties will attempt in good faith to resolve any controversy or disagreement arising out of or relating to this Agreement, including the breach or termination thereof, (hereinafter collectively referred to as "Dispute") promptly by negotiation between senior executives of the parties who have authority to settle the controversy.

B. The disputing party shall give the other party written notice of the Dispute. Within ten (10) days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of the respective position of each party and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent the party. The executives shall meet at a mutually acceptable time and place within twenty
     (20) days of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute.

C. If the parties are unable to resolve the Dispute through negotiation, then the Dispute shall be subject to arbitration as hereafter set forth. This Agreement, so to arbitrate, and any other agreement or consent to arbitrate entered into in accordance herewith, will be specifically enforceable under the prevailing law of any court located in Nevada having jurisdiction.

D. Notice of the demand for arbitration must be filed in writing with the other party to the Agreement. The demand must be made within a reasonable time, not to exceed sixty (60) days, after the Dispute has arisen.

E. Unless the parties otherwise agree in writing, all arbitrations shall be heard by a panel of three (3) arbitrators experienced in the coal or electric generating utilities industries. Each party shall have the right to appoint, at its sole discretion, one arbitrator. The two party-appointed arbitrators shall select a third arbitrator, who shall act as the Chairperson of the Panel. In the event the party appointed arbitrators are unable or unwilling to agree upon a third arbitrator, the Chief Judge of the Federal District Court of the State of Nevada shall select the third arbitrator.

F. Once the full Panel has been appointed, the parties shall be entitled to review and copy records within the control or custody of the other party which would be discoverable under the Federal Rules of Civil Procedure. Depositions shall only be allowed at the discretion of two members of the Panel.

G. The award rendered by a majority of the arbitrators will be final and binding upon the parties. Judgment may be entered upon the arbitration award in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by Sections 10 and 1 I of the Federal Arbitration Act (9 U.S.C. ss.ss.10,11).

H. Pending resolution of any dispute or disagreement between the parties under this Agreement, both parties shall diligently proceed with their performance under this Agreement in accordance with BUYER's interpretation thereof, and neither BUYER's or SELLER's legal rights shall be prejudiced because they continue to perform. BUYER shall continue to pay the price for Coal calculated pursuant to ARTICLE XIV. COAL PRICE, as that provision and the calculation of the price, or any damages, costs, expenses, etc., are determined by BUYER.

I. Interest on any amounts not paid in full, withheld by BUYER or to be paid by either party for any reason shall be calculated by reference to the prime interest rate as listed in the Wall Street Journal, Money Rate section, as of the date such amount was due or incurred.

XXIV. INDEPENDENT CONTRACTOR

This is an agreement for the purchase and sale of Coal in which the parties recognize and agree that SELLER is not an agent or employee of BUYER but is an independent contractor.

XXV. 1NDEMVIFICATION

SELLER indemnifies and holds BUYER harmless from and against all claims and liabilities (including, without limitation, attorneys' fees and expenses), from whatever source, related to or deriving from SELLER's mining, processing, trucking, and loading activities, or its sale and delivery of Coal to BUYER.

BUYER indemnifies and holds SELLER harmless from and against all claims and liabilities (including, without limitation, attorney's fees and expenses), from whatever source, related to or deriving from BUYER's rail transportation, except as otherwise provided for in this Agreement, and utilization of the Coal sold hereunder.

XXVI. WAIVER/FAILURE TO INSIST ON STRICT COMPLIANCE

The failure of either party at any time or from time to time to insist upon strict compliance with any provision of this Agreement, or to exercise any right hereunder shall not be construed as a waiver of any provision or right.

XXVII. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties and there are no representations, understandings or agreements, oral or written which are not included herein. This Agreement cannot be modified except in writing by duly authorized representatives of the parties.

XXVIII. ASSIGNMENTS

The Agreement may not be assigned wholly or in part by either party without the written consent of the other party, which consent shall not be unreasonably withheld; provided however, that either party, without the written consent of the other, may assign this Agreement to a successor in interest of any party by way of a merger or consolidation, or to a company controlled by, or under common control with SELLER or, in the case of BUYER, the sale of all or a substantial portion of its coal-fired generation assets. Any party making an assignment under this ARTICLE XXVIII. ASSIGNMENTS, shall give notice thereof to the other party within a reasonable time prior to the effective date of the assignment. The assignee shall become liable for all terms and conditions as if such party was signatory to the Agreement. Notwithstanding the foregoing, any party may, without the need for consent from the other party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof or thereof in connection with any bank financing or security arrangements, provided, however, that no such assignment shall in any way relieve the assignor from liability for full performance under this Agreement. Any such assignee shall assume and agree to be bound by the terms and conditions of this Agreement.

XXIX. NON-DISCLOSURE

The Agreement, the terms and conditions (including but not limited to pricing) set forth in this Agreement and the information exchanged during the negotiation of this Agreement are considered by both BUYER and SELLER to be confidential and proprietary. Neither BUYER nor SELLER shall disclose any of the terms and conditions hereof or any such information to any third party without the prior written consent of the other, except when such disclosure is required (a) by statute; (b) in connection with a judicial or administrative proceeding; or (c) by order of a government agency having jurisdiction over BUYER or SELLER or the subject matter of this Agreement, in which the party intending to make such disclosure shall notify the other in writing in advance and shall cooperate to the extent practicable to minimize the disclosure of any such information. BUYER may disclose the terms and conditions of this Agreement (including pricing) to IPC. For the purposes of this ARTICLE XXIX. NON-DISCLOSURE, the term "third party" shall not include a parent, subsidiary or affiliate of either party hereto.

XXX. CHOICE OF LAW - JURISDICTION

This Agreement and any matter arising out of or related thereto shall be governed, construed, enforced and performed in accordance with the laws of the State of Nevada. Venue for any cause of action arising under this Agreement shall be brought in Clark County, Nevada.

XXXI. LIMITATION OF LIABILITY

In no event shall either party have any liability to the other party for any special, incidental or consequential damages, including lost profits, for any reason arising out of, or in connection with this Agreement.

IN WITNESS WHEREOF, the undersigned hereby causes this Agreement to be duly executed this 28th day of February, 2002.

BUYER:  SIERRA PACIFIC POWER COMPANY


By:
         --------------------------------------------

Title:
         --------------------------------------------

SELLER:  ARCH COAL SALES COMPANY


By:
         --------------------------------------------

Title:
         --------------------------------------------